CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 69 to the Registration Statement No. 333-64749 on Form N-4 of our report dated April 21, 2014 relating to the financial statements and financial highlights of each of the portfolios of Separate Account No. 49 of AXA Equitable Life Insurance Company, and of our reports dated March 10, 2014 relating to the consolidated financial statements and financial statement schedules of AXA Equitable Life Insurance Company, each of which appears on such Registration Statement. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 15, 2014